Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED FORBEARANCE AGREEMENT

This AMENDED AND RESTATED FORBEARANCE AGREEMENT, dated as of May 18, 2020 (this “Agreement”), is entered into by and among EXELA RECEIVABLES 1, LLC, a Delaware limited liability company (“Borrower”), EXELA TECHNOLOGIES, INC., a Delaware corporation (“Exela”), as servicer (“Initial Servicer”), as parent (“Parent”) and as (“Performance Guarantor”), Exela Receivables Holdco, LLC, as pledgor (“Pledgor”), the originators from time to time party to the First Tier Purchase and Sale Agreement (the “Originators” and together with Exela, the Initial Servicer, the Borrower, the Pledgor, the Parent, and the Performance Guarantor, each an “Exela Party” and collectively the “Exela Parties”), PNC Bank, National Association, a national banking association (“PNC”), as a lender (in such capacity, a “Lender”) and as the lc bank (in such capacity, the “LC Bank”), TPG SPECIALTY LENDING, INC., a Delaware corporation (“TSL”), as a lender (in such capacity, a “Lender” and together with PNC and any other lenders party to the Loan Agreement (as defined below) from time to time, the “Lenders”) and as administrative agent for the Lenders (in such capacity, “Administrative Agent”). This Agreement amends and restates the Forbearance Agreement among the undersigned entered into on May 11, 2020, (the “Original Forbearance Agreement”). Terms which are capitalized in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement (as defined below). This Agreement and the Original Forbearance Agreement shall be deemed Transaction Documents referenced in the Loan Agreement.

W I T N E S S E T H

WHEREAS, Borrower, Initial Servicer, Lenders, LC Bank and Administrative Agent are parties to that certain Loan and Security Agreement, dated as of January 10, 2020 (as amended by that certain First Amendment to Loan and Security Agreement, dated as of March 16, 2020, that certain Second Amendment to Loan and Security Agreement, dated as of March 30, 2020, that certain Third Amendment to Loan and Security Agreement, dated as of April 9, 2020, that certain Fourth Amendment to Loan and Security Agreement dated as of April 13, 2020 and that certain Fifth Amendment to Loan and Security Agreement dated as of April 27, 2020, and as may be further amended, modified or supplemented from time to time, the “Loan Agreement”);

WHEREAS, the Pledgor has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the First Tier Purchase and Sale Agreement, the Borrower has acquired, and will acquire from time to time, Receivables from the Pledgor pursuant to the Second Tier Purchase and Sale Agreement and the Parent, as Performance Guarantor, has guaranteed certain obligations of each Originator and the Initial Servicer pursuant to the Performance Guaranty in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to Section 8.05(a)(ii) of the Loan Agreement, not later than May 11, 2020, the Initial Servicer is required to furnish to the Administrative Agent and each Lender a consolidated balance sheet of Parent and its Subsidiaries as at the end of the fiscal year ending December 31, 2019, and the related consolidated statements of comprehensive income and cash flows for such fiscal year, together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion (a) shall be prepared in accordance with generally accepted auditing standards and (b) shall not include any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit (such financial statement, the “Specified Annual Financial Statements”);

WHEREAS, the Initial Servicer failed to deliver the Specified Annual Financial Statements on or prior to May 11, 2020, which failure constituted a breach by the Initial Servicer of its covenant under Section 8.05(a)(ii) of the Loan Agreement (the “Original Specified Breach”), which resulted in the occurrence of an Event of Default pursuant to Section 10.01(a)(ii) of the Loan Agreement (such Event of Default, solely to the extent arising from the Original Specified Breach, the “Original Specified Event of Default”);

WHEREAS, pursuant to Section 8.05(a)(i) of the Loan Agreement, the Initial Servicer is required to furnish to the Administrative Agent and each Lender (A) within forty-five (45) days after the end of each of each fiscal quarter of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statement of comprehensive income for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (x) and (y), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by an officer’s certificate of Parent stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes and (B) within thirty (30) days after the end of each calendar month of each fiscal year of Parent, unaudited financial statements of Parent and its Subsidiaries prepared in accordance with GAAP and including a line-item reconciliation between net income and management-adjusted EBITDA; provided, that if such calendar month is the last month of any fiscal quarter, such unaudited financial statements may be delivered concurrently with the quarterly financial statements delivered pursuant to clause (A) above so long as not later than such thirtieth (30th) day after the end of each calendar month, the Initial Servicer delivers a report calculating the components of Liquidity and the then-outstanding principal balances of any outstanding Debt (broken down by tranche, as applicable) as of the end of such calendar month (such financial statements, the “Specified Interim Financial Statements”);

WHEREAS, the Initial Servicer failed to deliver the Specified Interim Financial Statements on or prior to May 15, 2020, which failure constituted a breach by the Initial Servicer of its covenant under Section 8.05(a)(i) of the Loan Agreement (the “Additional Specified Breach” and collectively with the Original Specified Breach, the “Specified Breaches”), which resulted in the occurrence of an Unmatured Event of Default pursuant to Section 10.01(a)(ii) of the Loan Agreement (such Unmatured Event of Default, solely to the extent arising from the Additional Specified Breach, the “Additional Specified Default”);

WHEREAS, the Exela Parties failed to comply with their respective obligations under Section 5.04 of the Credit Agreement, the grace period relating to such failure to comply expired on May 15, 2020 and, as a result thereof, an “Event of Default” exists under Section 7.01(e) of the Credit Agreement (the “Specified Cross Default”), which resulted in an Event of Default pursuant to Section 10.01(c) of the Loan Agreement (such Event of Default, solely to the extent arising from the Specified Cross Default, the “Further Specified Event of Default” and collectively with the Original Specified Event of Default and the Additional Specified Default, the “Specified Defaults”); and

WHEREAS, the Exela Parties now request that the Administrative Agent and each Lender (collectively, the “Forbearing Parties”), for a limited period of time, forbear from exercising their respective rights and remedies under the Loan Agreement and the other Transaction Documents with respect to the Specified Defaults, and each Forbearing Party is willing to agree to such temporary forbearance, on and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Acknowledgment of Specified Defaults and Rights and Remedies. The Exela Parties hereby acknowledge, confirm and agree that the Specified Defaults have occurred, and as a result thereof, the Administrative Agent has the right to exercise all such rights and remedies against the Exela Parties as available to it under the Loan Agreement, the other Transaction Documents and under applicable law, with such notice as may be expressly provided for in the Loan Agreement, the other Transaction Documents or required by applicable law. The Forbearing Parties hereby acknowledge and agree that they have received notice of the Specified Breaches and the Specified Defaults pursuant to Section 8.02(d) of the Loan Agreement.

2.                  Acknowledgments.

(a)               Acknowledgment of Current Outstanding Obligations. Each Exela Party hereby acknowledges, confirms and agrees that, as of the Effective Date (as defined below), the Borrower is indebted to the Forbearing Parties for all amounts outstanding on the Effective Date in respect of the principal amount of the Loans, the Revolving A LC Participation Amount, the aggregate amount of accrued and unpaid Interest and Fees and all other Borrower Obligations (the foregoing amounts are hereafter collectively referred to as the “Current Outstanding Obligations”), all without offset, counterclaims or defenses of any kind. Except as specifically set forth herein, nothing shall alter, amend, modify or extinguish the obligation of any Exela Party to repay any Current Outstanding Obligations or any other obligations they have or may have under the Transaction Documents.

(b)               Acknowledgment of Liens and Priority; Reaffirmation of Security Interests. Each Exela Party hereby represents, warrants, acknowledges, confirms and agrees that (i) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from each Originator to the Pledgor pursuant to the First Tier Purchase and Sale Agreement and from the Pledgor to the Borrower under the Second Tier Purchase and Sale Agreement and the security interest therein from the Borrower to the Administrative Agent under the Loan Agreement as required under the Loan Agreement, (ii) the Loan Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrative Agent (for its benefit and the ratable benefit of the Secured Parties) and (iii) the Borrower has taken all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected undivided percentage ownership or security interest in the Pool Receivables, the Related Security and Collections with respect thereto and a first priority perfected security interest in the Collateral, in each case, free and clear of any Adverse Claim, in favor of the Administrative Agent (for its benefit and the ratable benefit of the Secured Parties), as required under the Loan Agreement. The Borrower hereby reaffirms the Borrower’s prior conveyance to the Administrative Agent of a continuing security interest in and lien on the Collateral which it granted to the Administrative Agent including a security interest in and lien upon any and all funds and/or monies of the Borrower.

3.                  No Waivers; Reservation of Rights.

(a)            Nothing contained in this Agreement or any other communication between Administrative Agent (except with respect to the Limited Waiver to Loan and Security Agreement, dated March 16, 2020 (the “Limited Waiver”)), any Exela Party and/or any Lender shall be a consent to or waiver of the Specified Breaches, the Specified Defaults or any other past, present or future condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default of any Exela Party under the Loan Agreement or any Transaction Document. Administrative Agent and the Lenders hereby expressly reserve any rights, privileges and remedies under the Loan Agreement and each Transaction Document that Administrative Agent or the Lenders may have with respect to the Specified Breaches, the Specified Defaults or any other condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default, and any failure by Administrative Agent or the Lenders to exercise any right, privilege or remedy as a result of the Specified Breaches, the Specified Defaults or any such condition, violation, Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall not directly or indirectly in any way whatsoever either (i) impair, prejudice or otherwise adversely affect the rights of Administrative Agent or the Lenders at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any Transaction Document, (ii) amend or alter any provision of the Loan Agreement or any Transaction Document or any other contract or instrument, or (iii) constitute any course of dealing or other basis for altering any obligation of any Exela Party or any rights, privilege or remedy of Administrative Agent or the Lenders under the Loan Agreement or any Transaction Document or any other contract or instrument.

(b)            The Exela Parties are hereby notified that irrespective of any waivers or consents previously granted by Administrative Agent or Lenders regarding the Loan Agreement and the Transaction Documents, the Exela Parties will be expected to comply strictly with their duties, obligations and agreements under the Loan Agreement and the Transaction Documents.

4.                 Limited Forbearance Period; Forbearance Termination.

(a)               At the Exela Parties’ request and in reliance upon the representations, warranties and covenants of each Exela Party contained in this Agreement, and subject to the terms and conditions of this Agreement, each Forbearing Party hereby agrees to forbear during the Forbearance Period (as defined below) from exercising any of its rights and remedies with respect to the Specified Breaches or the Specified Defaults, whether arising under the Loan Agreement, the other Transaction Documents or applicable law; provided that the parties hereto agree that (i) on the date hereof, the Early Commitment Termination Premium shall be added to the principal balance of the Loans, shall be a Borrower Obligation and shall accrue Interest at the applicable interest rate and (ii) that (A) from and after the date hereof, the Loans shall bear Interest by reference to the default rate set forth in Section 2.03(f) of the Loan Agreement, (B) from and after the date hereof, no additional Credit Extensions shall be made, (C) from and after the date hereof, the Borrower shall not be permitted to make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Capital Stock or other equity interest, security interest or equity interest in it; provided, that, the Borrower shall be entitled to make distributions to the Pledgor in respect to any Collections received by the Borrower on a Settlement Date pursuant to Section 4.01(a) of the Loan Agreement, (D) on the date hereof, the Administrative Agent has implemented a Short-Term Servicing Arrangement with respect to the Initial Servicer pursuant to Section 9.04(a)(E) of the Loan Agreement, and (E) during the Forbearance Period, other than the existence of the Specified Defaults, so long as each of the other conditions precedent set forth in Section 6.03 and Section 9.03(c) of the Loan Agreement is satisfied on such date, the Administrative Agent shall release to the Borrower from Collections solely the amounts (if any) necessary to pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Second Tier Purchase and Sale Agreement (and no other amounts). The Early Commitment Termination Premium shall be added to the outstanding principal balance of the Loans as follows: (x) the outstanding principal balance of the Revolving A Loans shall be increased by an amount equal to 0.5% of the Revolving A Commitment and (y) the outstanding principal balance of the Revolving B Loans shall be increased by the remaining amount of the Early Commitment Termination Premium. For the purposes of this Agreement, the “Forbearance Period” means the period commencing on the Effective Date (as defined below) and terminating on the earlier to occur of (i) May 21, 2020 and (ii) the date on which any one or more of the following events has occurred and is continuing (hereinafter referred to as an “Additional Event of Default”): (1) the failure by any Exela Party to perform or observe any of the covenants or other agreements contained in this Agreement or any Transaction Document to which it is a party (other than the Specified Breaches), (2) the failure by the Borrower to notify the Administrative Agent of the end of the Forbearance Period, (3) the occurrence of any Event of Default or default under the Loan Agreement or any Transaction Document that is not one of the Specified Defaults, (4) the occurrence of any “Event of Default” under any Existing Specified Secured Debt Document if no forbearance is granted with respect thereto by the required parties or (5) the date on which any forbearance granted with respect to any “Event of Default” by the required parties under any Existing Specified Secured Debt Document fails to be in full force and effect.

(b)               From and after the date on which the Forbearance Period terminates or expires, whichever occurs first (said date is hereinafter referred to as the “Forbearance Termination Date”), the Forbearing Parties’ respective agreements hereunder to forbear shall automatically and without further notice or action terminate and be of no further force and effect, and each Forbearing Party shall have the immediate and unconditional right, in its discretion (subject to applicable provisions of the Loan Agreement, the other Transaction Documents and applicable law), to exercise any or all of its rights and remedies under the Loan Agreement, the other Transaction Documents and applicable law with respect to the Specified Defaults, any other Event of Default or any other default which may be continuing on the date hereof or any Additional Event of Default which may occur after the date hereof, including, without limitation, enforcement of the Liens upon the Collateral or any portion thereof held by the Administrative Agent or any other Forbearing Party. The Forbearing Parties have not waived any of such rights or remedies, and nothing in this Agreement, nor any delay on any Forbearing Party’s part after the Forbearance Termination Date in exercising any such rights or remedies, can be construed as a waiver of any of such rights or remedies.

5.                 Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Administrative Agent, unless specifically waived in writing by Administrative Agent on or before May 11, 2020 (the date of such satisfaction, the “Effective Date”), time being of the essence:

(a)               Administrative Agent shall have received this Agreement duly executed by Exela Parties and the other parties hereto;

(b)               No Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default is then continuing unless (solely in the case of an Unmatured Initial Servicer Default or Initial Servicer Default) such Unmatured Initial Servicer Default or Initial Servicer Default is an Existing Initial Servicer Default (as defined in the Limited Waiver) or one of the Specified Defaults;

(c)               The Exela Parties’ representations and warranties set forth herein and in the applicable Transaction Document shall be true and correct in all material respects; and

(d)               All corporate proceedings taken in connection with the transactions contemplated by this Agreement and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent.

6.                  Fees and Expenses. The Exela Parties hereby jointly and severally agree to pay all fees, costs and expenses incurred by the Administrative Agent in connection with this Agreement and any transactions contemplated hereby, including any and all outstanding legal and consultant fees and expenses of the Administrative Agent, as set forth in invoices delivered to the Borrower and Initial Servicer within two (2) Business Days of the later of (i) the date that any such invoice is received by the Borrower and Initial Servicer and (ii) the Effective Date.

7.                 Release of Claims.

(a)               In consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Exela Parties (together with their Affiliates, the “Loan Parties”), on behalf of each of their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent and Lenders, their successors and assigns, their present and former shareholders, affiliates, subsidiaries, divisions, and predecessors, and the respective directors, officers, attorneys, employees, agents and other representatives of each of the foregoing (Administrative Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, each Loan Party or any of their successors, assigns, or other legal representatives now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever arising at any time based on facts or circumstances in existence on or prior to the date of this Agreement and are for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Transaction Documents or transactions thereunder or related thereto.

(b)               Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)               Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)               Each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by each Loan Party or any other Person pursuant to this Section 7. If any Loan Party or any of their respective successors, assigns or other legal representatives violates the foregoing covenant, each Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, jointly and severally, in addition to such other damages as any Releasee sustains as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8.                 Representations and Warranties of the Exela Parties. Each of the Exela Parties hereby represents and warrants to Administrative Agent that (a) the execution, delivery and performance of this Agreement herewith have been authorized by all requisite action (as applicable) on the part of such Person and will not violate the organizational documents of such Person; (b) the execution, delivery and performance of this Agreement and any and all other Transaction Documents executed and/or delivered in connection herewith has been fully and validly authorized by such Person; (c) other than the Existing Initial Servicer Default and Existing Defaults (each as defined in the Limited Waiver) and the Specified Defaults, no Default or Event of Default under the Loan Agreement has occurred and is continuing; (d) other than the Existing Initial Servicer Default and Existing Defaults (each as defined in the Limited Waiver) and the Specified Defaults, each Exela Party is in full compliance in all material respects with all covenants and agreements contained in the Loan Agreement and the other Transaction Documents; (e) except as disclosed to Administrative Agent, no Exela Party has amended any of its organizational documents since the date of the Loan Agreement and (f) the existence of a “Default” under and as defined in the Existing Specified Secured Debt Documents could not: (i) by its terms cause any Exela Party to be unable to perform its obligations under the Transaction Documents, (ii) cause any inaccuracy or breach of any representation, warranty or covenant under the Transaction Documents of any Exela Party (iii) subject any existing or subsequently arising Collateral to an Adverse Claim or (iv) adversely affect any rights or remedies of the Credit Parties under the Transaction Documents.

9.                 Acknowledgement. Each party hereto acknowledges that the terms of this Agreement shall not constitute a course of dealing among the parties hereto.

10.               Ratifications. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Transaction Documents, and, except as expressly modified and superseded by this Agreement, the terms and provisions of the Loan Agreement and the other Transaction Documents are ratified and confirmed and shall continue in full force and effect. The Exela Parties, Lenders, LC Bank and Administrative Agent agree that the Loan Agreement and the other Transaction Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Each such party agrees that this Agreement is not intended to and shall not cause a novation with respect to any or all of the obligations under the Loan Agreement.

11.               Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

12.               Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this Section 12, and each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Agreement.

13.               Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

14.              Applicable Law. THIS AGREEMENT AND ALL OTHER TRANSACTION DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.               Effect of Failure of Agreement to Become Effective. None of the terms, conditions or provisions contained in this Agreement is intended to be enforceable or interpreted, or shall be construed, against any of the parties hereto in the event that the conditions precedent set forth in Section 5 are not satisfied (or waived by the Administrative Agent) on or before May 11, 2020, time being of the essence; in such event, this Agreement shall be null and void (except for the provisions of this Section 15 and Section 14), and each of the parties in all respects shall be returned to the respective positions each occupied prior to the execution of this Agreement, all as if this Agreement had never been executed and delivered.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

EXELA RECEIVABLES 1, LLC,
as Borrower

By:	/s/ Andrej Jonovic
Name: Andrej Jonovic
Title: Authorized Signatory

EXELA TECHNOLOGIES, INC.,
as Initial Servicer, as Parent and as Performance Guarantor

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

EXELA RECEIVABLES HOLDCO, LLC,
as Pledgor

By:	/s/ Andrej Jonovic
Name: Andrej Jonovic
Title: Authorized Signatory

Amended and Restated Forbearance Agreement

BANCTEC, INC.,
DELIVEREX, LLC
ECONOMIC RESEARCH SERVICES, INC.
EXELA ENTERPRISE SOLUTIONS, INC.,
SOURCEHOV HEALTHCARE, INC.
UNITED INFORMATION SERVICES, INC.,
HOV ENTERPRISE SERVICES, INC.,
HOV SERVICES, INC.,
HOV SERVICES, LLC,
J&B SOFTWARE, INC.,
REGULUS GROUP II LLC,
REGULUS GROUP LLC,
REGULUS INTEGRATED SOLUTIONS LLC,
SOURCECORP BPS INC.,
SOURCECORP MANAGEMENT, INC.,
each as an Originator

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

NOVITEX GOVERNMENT SOLUTIONS, LLC,
as an Originator

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

Amended and Restated Forbearance Agreement

TPG SPECIALTY LENDING, INC.,
as Administrative Agent

By:	/s/ Robert (Bo) Stanley

Name: Robert (Bo) Stanley
Title: President

TPG SPECIALTY LENDING, INC.,
as a Lender

By:	/s/ Robert (Bo) Stanley
Name: Robert (Bo) Stanley
Title: President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank
By:	/s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

Amended and Restated Forbearance Agreement